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[PAINEWEBBER LOGO]                         CORPORATE COMMUNICATIONS
                                           Paine Webber Group Inc.
                                           1285 Avenue of the Americas, 14th fl.
                                           New York, NY  10019-6028
                                           (212) 713-8391


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Contact:     David P. Walker                             FOR IMMEDIATE RELEASE
             Paine Webber Group Inc.
             212-713-8502




                        PAINEWEBBER SHAREHOLDERS APPROVE
                               MERGER WITH UBS AG

         New York, October 23, 2000 - Paine Webber Group Inc. today announced that 99.29 percent of its eligible shareholders voted to approve the firm's proposed merger with UBS AG.

         "This is a landmark day for clients, employees and shareholders of PaineWebber," said Donald B. Marron, PaineWebber chairman and chief executive officer. "We are pleased by the vote and look forward to bringing to our clients the benefits of the merger, including a global, diversified product range and expanded research. For our employees, we believe the merger will provide exciting new opportunities."

         The results of the vote, announced at the conclusion of a shareholders' meeting this morning in Weehawken, New Jersey, were 123,144,094 votes in favor and 348,953 in opposition.

         Under the merger agreement, PaineWebber shareholders will have the right to elect to receive either $73.50 in cash or 0.4954 of an ordinary share of UBS AG stock for each PaineWebber common share held. Elections may be adjusted on a pro rata basis to ensure that, in the aggregate, 50 percent of the shares of PaineWebber common stock are converted into the right to receive stock, and 50 percent into the right to receive cash.

         Paine Webber Group Inc., together with its subsidiaries, serves the investment and capital needs of a worldwide client base. The firm employs 22,855 people in 383 offices.

UBS and PaineWebber have filed with the Securities and Exchange Commission a proxy statement/prospectus mailed to PaineWebber security holders along with other relevant documents concerning the planned merger of PaineWebber into a subsidiary of UBS. We urge investors in PaineWebber to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC because they contain important information.